 FOR IMMEDIATE RELEASE

Contact Information:

Wayne W. Byers
(770) 805-6873
wbyers@ebank.com

ebank.com, Inc. Announces Opening of
Loan Production Office in Columbia, MD

       ATLANTA, GA, September 27, 2002 -- ebank.com, Inc. (OTC BB: EBDC.OB) announced today that its federal savings bank subsidiary, ebank, will establish a loan production office in Columbia, MD. on October 1, 2002. The new office will originate home mortgages and home equity loans to be sold in the secondary market. James L. Box, Chief Executive Officer stated: "The new office will give the bank a solid platform to expand its home lending and increase earnings." The bank has hired Robert I. Posner to run the office. Mr. Posner has nine years of home lending experience.

About ebank.com, Inc.

Based in Atlanta, GA, ebank.com, Inc., a unitary thrift holding company, serves the financial needs of both retail and small business customers nationwide through its Atlanta-based banking center and the Internet. The company's subsidiary thrift, ebank, provides a broad array of financial products and services to its small business and retail customers, including checking accounts, money markets, CDs, ATM cards, equipment leasing, home loans, commercial loans, credit cards and bill payment services. For more information, visit www.ebank.com.